EXHIBIT 99.1


FOR IMMEDIATE RELEASE
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For: MAF Bancorp, Inc.                   Contact:  Jerry A. Weberling,
     55th Street & Holmes Avenue                     Chief Financial Officer
     Clarendon Hills, IL 60514                     Michael J. Janssen,
                                                     Senior Vice President
     www.mafbancorp.com                            (630) 325-7300



                       MAF BANCORP, INC. TO PARTICIPATE IN
           KEEFE, BRUYETTE & WOODS COMMUNITY BANK INVESTOR CONFERENCE

Clarendon Hills, Illinois, July 28, 2003 - MAF Bancorp, Inc. (MAFB), announced that it will be participating in the Keefe, Bruyette & Woods 4th Annual Community Bank Investor Conference to be held in New York, NY on July 29-31, 2003. The conference will be broadcast on the Internet at www.kbw.com and will also be available through MAF's website at www.mafbancorp.com. Through the websites, interested investors will have the opportunity to hear the presentation by Allen Koranda, Chairman of the Board and CEO of MAF Bancorp and Kenneth Koranda, President of MAF Bancorp, which is scheduled to be delivered on Wednesday, July 30, 2003 at 8:50 a.m. Central Time. The presentation will also be available on the websites for approximately thirty days following the conference.

In connection with the KBW conference, the Company confirmed today that it is comfortable with analysts' mean consensus earnings estimate for 2004 of $3.75 per share.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 43 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management's outlook or future prospects of the Company and its subsidiaries include, but are not limited to, higher than expected costs or unanticipated difficulties associated with the integration of Fidelity Bancorp into MAF, difficulties or delays in completing the acquisition of St. Francis Capital Corporation, difficulties in the integration or delays in the data processing conversion which may affect MAF's ability to achieve anticipated cost savings related to the operation of the acquired banking offices of St. Francis, higher than expected costs related to the St. Francis transaction, unanticipated changes in interest rates or flattening of the yield curve, deteriorating economic conditions which could result in increased delinquencies in MAF's or St. Francis' loan portfolio, changes in purchase accounting adjustments and/or amortization periods relating to the St. Francis acquisition, legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of MAF's or St. Francis' loan or investment portfolios, or further deterioration in the value of investment securities, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in MAF's and St. Francis' market area, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

   NOTE: The following notice is included to meet certain legal requirements.
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MAF will be filing a registration statement containing a joint proxy statement/prospectus and other documents regarding its proposed acquisition of St. Francis with the Securities and Exchange Commission. MAF and St. Francis shareholders are urged to read the proxy statement/prospectus when it becomes available, because it will contain important information about MAF and St. Francis, and the proposed transaction. When available, copies of this joint proxy statement/prospectus will be mailed to MAF and St. Francis shareholders, and it and other documents filed by MAF or St. Francis with the SEC may be obtained free of charge at the SEC's web site at http://www.sec.gov, or by directing a request to MAF at 55th Street & Holmes Avenue, Clarendon Hills, IL 60514 or St. Francis at 13400 Bishops Lane, Suite 350, Brookfield, Wisconsin 53005-6203.

MAF and St. Francis and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of MAF and St. Francis in favor of the proposed merger. Information regarding such persons can be found in MAF's and St. Francis' respective proxy statements, annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Additional information regarding the interests of such persons will also be set forth in the joint proxy statement/prospectus when it is filed with the SEC.

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